Exhibit 99.1

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	September 3, 2013

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Michael K. Schroering
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400  Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. Provides update on Business Plan

General Employment Enterprises, Inc. (the "Company") (NYSE MKT: JOB) previously announced that on June 6, 2013, the Company received a letter (the "Letter") from NYSE MKT, LLC (the "NYSE MKT") which stated, among other things, that the Company has equity less than $4 million and has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years and, in the opinion of NYSE MKT, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition,  pursuant to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT's Company Guide, respectively.

The Company was afforded the opportunity to submit a plan of compliance to NYSE MKT and on July 8, 2013, presented its plan to correct its deficiencies related to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT's Company Guide.  On August 27, 2013, NYSE MKT notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until October 7, 2013, to obtain the necessary financing to provide the necessary cash flow to continue operations and/or meet its obligations as they mature and until June 6, 2014, to have the required $4 million in equity.  The Company will be subject to periodic review by NYSE MKT staff during the extension period and issuance of any additional shares will require approval by NYSE MKT's management committee.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT LLC.

Commenting on the Company's status, Michael Schroering, Chairman of the Board & CEO stated, "We have made significant progress in the past nine months, including divesting a losing division, changes in management, issuing the required interim financial reports and progressing with our strategic growth initiatives."  Mr. Schroering also commented, "We are grateful to the NYSE for enabling us the time to regain our compliance in a reasonable period of time that does not require us to make short term decisions as we continue to make the necessary infrastructure changes to rebuild the foundation of General Employment Enterprises, Inc."

Business Information

General Employment Enterprises, Inc. (the "Company") was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company's segments consist of the following: (a) professional placement services specializing in the placement of information technology, engineering, and accounting professionals for direct hire and contract staffing, (b) temporary staffing services in the agricultural industry and (c) temporary staffing services in light industrial staffing.

Forward-Looking Statements

The statements made in this press release which are not historical facts, including the preliminary financial results, are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as "will" and "expect." As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading "Forward-Looking Statements" in our annual report on Form 10-K for the fiscal year ended September 30, 2012, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.